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                      June 7, 2023

       Ron Bain
       Chief Financial Officer
       VAALCO Energy, Inc.
       9800 Richmond Avenue, Suite 700
       Houston, Texas 77042

                                                        Re: VAALCO Energy, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed April 6, 2023
                                                            File No. 001-32167

       Dear Ron Bain:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation